Exhibit 99.1
Krispy Kreme and McDonald’s USA Announce Joint Decision to End Partnership
Charlotte, NC and Chicago, IL– (BUSINESS WIRE) – Today, Krispy Kreme, Inc. (NASDAQ: DNUT) and McDonald’s USA announced that, after careful consideration, the companies have jointly decided to end their partnership, effective July 2, 2025.
“We were excited and pleased to partner with Krispy Kreme,” said Alyssa Buetikofer, McDonald’s USA’s Chief Marketing and Customer Experience Officer. “We had strong collaboration with Krispy Kreme and they delivered a great, high-quality product for us, and while the partnership met our expectations for McDonald’s and Owner/Operators, this needed to be a profitable business model for Krispy Kreme as well.”
“Our two companies partnered very closely, each supporting execution, marketing, and training, delivering a great consumer experience in approximately 2,400 McDonald’s restaurants,” said Josh Charlesworth, Krispy Kreme CEO. “Ultimately, efforts to bring our costs in line with unit demand were unsuccessful, making the partnership unsustainable for us.” Charlesworth added.
To drive future sustainable growth, Krispy Kreme is focused on making its fresh doughnuts available in more places, not just to eat but to share, through its two largest opportunities: profitable U.S. expansion through high-volume retail points of distribution and capital-light international franchise growth.
Krispy Kreme represented a small, non-material part of McDonald’s breakfast business. Breakfast is a core pillar of McDonald’s business strategy, and the company remains focused on delivering delicious, affordable and convenient options to help fans start their day.
About Krispy Kreme
Headquartered in Charlotte, N.C., Krispy Kreme is one of the most beloved and well-known sweet treat brands in the world. Our iconic Original Glazed® doughnut is universally recognized for its hot-off-the-line, melt-in-your-mouth experience. Krispy Kreme operates in more than 40 countries through its unique network of fresh doughnut shops, partnerships with leading retailers, and a rapidly growing digital business with more than 17,500 fresh points of access. Our purpose of touching and enhancing lives through the joy that is Krispy Kreme guides how we operate every day and is reflected in the love we have for our people, our communities, and the planet. Connect with Krispy Kreme Doughnuts at KrispyKreme.com and follow us on social: X, Instagram and Facebook.
About McDonald’s USA
McDonald’s USA, LLC, serves a variety of menu options made with quality ingredients to millions of customers every day. Ninety-five percent of McDonald’s approximately 13,500 U.S. restaurants are owned and operated by independent business owners. For more information, visit www.mcdonalds.com, and follow us on social: X, Instagram, TikTok and Facebook.
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Source: Krispy Kreme, Inc.